FIRST MONTAUK SECURITIES CORP.
Attn: Robert Rabinowitz, Esquire
328 Newman Springs Road
Red Bank, NJ 07701

Re: Agreement Not to Sell

Ladies and Gentlemen:

        Reference is made to the proposed initial public offering of shares of Common Stock of PacificHealth Laboratories, Inc. (the "Company") to be made pursuant to a Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission on September 25, 1997, which offering is being underwritten by First Montauk Securities Corp. (the "Underwriter").

        Intending to be legally bound hereby, the undersigned agrees that, without the express prior written consent of the Underwriter, he or she will not offer, sell, make any short sale of, loan, encumber, grant any option for the purchase of, or otherwise dispose of (the "Resale Restrictions") any shares of common stock of the Company beneficially owned or otherwise held by the undersigned as of the date of this letter or hereafter acquired from the Company by the undersigned (collectively, the "Shares") for a period of one year after the effective date of the Registration Statement (the "Lock-up Period"). The Resale Restrictions are intended and agreed to preclude the undersigned from engaging in any hedging or other transaction which may lead to or result in a sale of Shares during the Lock-up Period even if such Shares would be sold by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale (whether or not against the box), any pledge or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares.

        The undersigned agrees and consents to the entry of stop transfer instructions with the transfer agent for the Company's Common Stock against any transfer of shares of Common Stock by the undersigned in contravention of the Resale Restrictions. The undersigned understands that the Underwriter and the Company will rely upon the representations set forth in this letter in proceeding with the public offering, and that the agreements of the undersigned set forth herein are irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

        Notwithstanding the foregoing, the undersigned may transfer any or all of the Shares either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate


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family; provided, however, that in any such case it shall be a condition to any such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Lock-up Agreement, and that no further transfer of such Shares shall be made except in accordance with this Lock-up Agreement. For purposes of this paragraph, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor.


                                       Very truly yours,

                                       By:
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                                          Signature(s)

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                                         Printed name(s) of person(s) signing

Accepted and Agreed to:

FIRST MONTAUK SECURITIES CORP.

By:
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